Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137999, 333-163269, 333-181252 and 333-196675) pertaining to the 2014 Equity Incentive Plan, 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China of eHealth, Inc. of our report dated March 16, 2018, except for the changes to reflect the retrospective adoption of ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)”, as amended, described in Note 1, and the subsequent event described in the last paragraph of Note 11, as to which the date is December 17, 2018, with respect to the consolidated financial statements of eHealth, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Redwood City, California
December 17, 2018